Exhibit 2.1

ZHONGCHAO INC.

Amended and Restated

Memorandum of Association

(Adopted by special resolution passed on 20 January 2026 and made effective on 2 March 2026 pursuant to director resolutions passed on 10 February 2026)

ZHONGCHAO INC.

Companies Act (as revised)

Company Limited by Shares

Amended and Restated Memorandum of Association

(Adopted by special resolution on 20 January 2026 and made effective on 2 March 2026 pursuant to director resolutions passed on 10 February 2026)

1	Company Name

The name of the Company is Zhongchao Inc..

2	Registered Office

The registered office of the Company will be situate at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands or at such other place as the Directors may from time to time decide.

3	Objects

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law as provided by Section 7(4) of the Companies Act (as revised).

4	Powers of Company

Except as prohibited or limited by the Companies Act (as revised) (as amended from time to time) and subject to the rules and regulations of the trading market on which the Company’s outstanding shares then trade, if any, the Company shall have and be capable of from time to time and all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this memorandum of association and the articles of association of the Company and the power to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, options, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company or without security; to invest monies of the Company in such manner as the directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to shareholders of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to directors, officers, employees, past or present, and their families; to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid.

5	Limited Liability

The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

6	Authorised Capital

The share capital of the Company is US$20,000,000 divided into 2,250,000,000 Class A ordinary shares with a par value of US$0.008 each and 250,000,000 Class B Ordinary Shares with a par value of US$0.008 each, provided always that the Company acting by its board of directors shall have power to purchase and/or redeem any or all of such shares and to increase or reduce the said capital of the Company and to sub-divide or consolidate the said shares or any of them subject to the provisions of the Companies Act, the articles of association and the rules of the applicable trading market on which the capital is then traded and to issue all or any part of its capital whether original, purchased, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7	Part VII of the Companies Act (as revised)

If the Company is registered as an exempted company in accordance with Part VII of the Companies Act (as revised), the Company will comply with the provisions of such law relating to exempted companies and, subject to the provisions of the Companies Act and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8	Amendment

The Company shall have power to amend this memorandum of association by special resolution.

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